EXHIBIT 99.1

First Capital Bank

4222 Cox Road, Suite 200

Glen Allen, VA 23060

April 14, 2006

Dear Stockholder:

We cordially invite you to attend the annual meeting of stockholders of First Capital Bank, a Virginia banking company (the “Bank”). The meeting will be held on Tuesday May 16, 2006, at 10:00 a.m.

This year, in addition to the election of three Class III directors of the Bank’s Board of Directors and the ratification of the Board’s selection of the independent registered public accountant, the Bank’s stockholders are being asked to approve the formation of a holding company for the Bank. As such, the enclosed Proxy Statement/Prospectus also serves as the Prospectus of First Capital Bancorp, Inc., the Bank’s proposed new holding company. The Board of Directors and management support the formation of the holding company as it will give the Bank additional means of raising capital to support our continued growth and the ability to consider acquisitions and other business lines that we may not currently provide. While we have no current plans to exercise any additional powers, we feel the timing is right to position our company with this flexibility. If the Bank fails to attain the required vote of a majority of the stockholders, we will not be able to form the holding company, a step which the Board of Directors and management believe is important for the future development of the Bank’s business.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card at your earliest convenience. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Grant S. Grayson Chairman of the Board

FIRST CAPITAL BANK

4222 Cox Road, Suite 200

Glen Allen, Virginia 23060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2006

The Annual Meeting of Stockholders of First Capital Bank will be held at the Comfort Suites, 4051 Innslake Drive, Glen Allen, Virginia, at 10:00 a.m., on Tuesday, May 16, 2006 for the following purposes:

1)	To elect three (3) directors to serve until the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2)	To approve the reorganization of First Capital Bank into a holding company structure in accordance with the terms and conditions set forth in the Reorganization Agreement attached hereto as Appendix I and as further described herein.

3)	To ratify the appointment of Cherry, Bekaert & Holland as independent registered public accountant for the year ending December 31, 2006.

4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 3, 2006, are entitled to notice of the meeting and to vote at the meeting or any adjournment thereof.

STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE REGARDLESS OF WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING.

GLEN ALLEN, VIRGINIA	BY ORDER OF THE BOARD OF DIRECTORS
April 12, 2006	WILLIAM W. RANSON, SECRETARY

PROXY STATEMENT

OF

FIRST CAPITAL BANK

4222 Cox Road, Suite 200

Glen Allen, Virginia 23060

AND PROSPECTUS

OF

FIRST CAPITAL BANCORP, INC.

FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and Prospectus (the “Proxy Statement and Prospectus”) is furnished to stockholders of First Capital Bank (hereinafter referred to as “First Capital” or the “Bank”) in connection with the solicitation by the Board of Directors of First Capital of proxies to be voted at the Annual Meeting of Stockholders of First Capital to be held at 10:00 a.m., on Tuesday, May 16, 2006, or any adjournment thereof. The approximate mailing date of this Proxy Statement and Prospectus and the accompanying proxy is April 12, 2006.

All properly executed proxies received by First Capital prior to the meeting will be voted at the meeting in accordance with any direction noted thereon. Proxies on which no specification has been made will be voted FOR the nominees for election as directors, FOR the proposal to reorganize the Bank into a holding company structure and FOR Item 3. ANY STOCKHOLDER WHO HAS EXECUTED AND DELIVERED A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS VOTED BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON, OR BY GIVING WRITTEN NOTICE OF REVOCATION OF THE PROXY TO THE SECRETARY, OR BY SUBMITTING TO FIRST CAPITAL A SIGNED PROXY BEARING A LATER DATE.

All references in this Proxy Statement and Prospectus to First Capital’s last fiscal year refer to the period from January 1, 2005 to December 31, 2005.

INTRODUCTORY INFORMATION REGARDING THE PROSPECTUS

AND THE REORGANIZATION OF THE BANK

At the 2006 Annual Meeting, stockholders will be asked to approve the reorganization of the Bank into a holding company structure (the “Reorganization”) in accordance with the terms and conditions set forth in the Agreement and Plan of Reorganization (the “Reorganization Agreement”), a copy of which is attached as Appendix I to this Proxy Statement and Prospectus.

The Reorganization Agreement provides for a share exchange at a ratio of one share of the Bank’s common stock for one share of the common stock of First Capital Bancorp, Inc., a Virginia corporation to be organized for the purpose of serving as the holding company for the Bank (“FCB”). As a result of the Share Exchange, all of the shares of the Bank’s Common Stock will be owned by FCB and the Bank will become a wholly owned subsidiary of FCB.

If approved by stockholders of the Bank, at the effective date of the Reorganization, each outstanding share of common stock of the Bank (“Bank Common Stock”) will be exchanged, in a tax-free transaction, for one share of common stock of FCB, par value $4.00 per share (“FCB Common Stock”), FCB will conduct its business in substantially the same manner and from the same offices as the Bank did before the Reorganization. As a result of the share exchange, all of the shares of the Bank’s Common Stock will be owned by FCB and the Bank will become a wholly-owned subsidiary of FCB.

This Proxy Statement and Prospectus also constitutes a prospectus for FCB with respect to up to 1,796,021 shares of FCB Common Stock to be issued to the stockholders of the Bank in exchange for their shares of Bank Common Stock. The aggregate amount of FCB Common Stock may be adjusted from time to time through the effective date of the Reorganization in order to mirror the number of shares of Bank Common Stock outstanding at that time.

The Bank has not filed a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission nor with any state securities divisions with respect to the shares of FCB Common Stock to be issued in connection with the Reorganization, and will rely upon exemptions from registration therefrom. For further discussion of this and the aforementioned issues, see “ITEM 2: FORMATION OF BANK HOLDING COMPANY,” below.

The shares of FCB Common Stock offered hereby are not savings accounts, deposits or other obligations of a bank or savings association, nor are such securities insured by the Federal Deposit Insurance Corporation (“FDIC”), the Bank Insurance Fund, or any other government agency. The securities are not guaranteed by the Bank or FCB, and are subject to investment risk, including the possible loss of principal.

These securities have not been approved or disapproved by the Board of Governors of the Federal Reserve System (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the FDIC, the Securities and Exchange Commission (“SEC”), the Virginia State Corporation Commission (“SCC”), or the Virginia Bureau of Financial Institutions (“BFI”) nor have the FRB, OCC, FDIC, SEC, the SCC or the BFI passed upon the accuracy or adequacy of this Proxy Statement and Prospectus. Any representation to the contrary may be a criminal offense.

AVAILABLE INFORMATION

No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement and Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Bank or by FCB. This Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction. Neither the delivery of this Proxy Statement and Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Bank or FCB. since the date hereof or that the information in this Proxy Statement and Prospectus is correct as of any time subsequent to such date.

Currently, the Bank offers and sells its securities pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Issuance of shares of Bank Common Stock is also exempt from the qualification requirements of the Virginia Securities Act.

The issuance of shares of FCB Common Stock in connection with a per-share exchange for shares of Bank Common Stock in connection with the formation of FCB as the Bank’s holding company is exempt from the registration requirements of the Securities Act under Section 3(a)(12) of the Securities Act and is exempt from registration or qualification requirements of the law of any state, including the Virginia Securities Act, under Section 18(b)(4)(C) of the Securities Act.

SUMMARY OF REORGANIZATION

The following Summary is not complete and is qualified in its entirety by reference to the full text of this Proxy Statement and Prospectus and the Reorganization Agreement attached hereto as Appendix I.

Stockholders of the Bank are being asked to consider and vote upon a proposal to approve a Reorganization Agreement pursuant to which the Bank will become a wholly-owned subsidiary of FCB (the “Reorganization”).

FCB. FCB will be incorporated as a for-profit corporation under the Virginia Stock Corporation Act for the principal purpose of engaging in activities permitted for a bank holding company. FCB has not yet commenced active operations. After consummation of the Reorganization and receipt of the required regulatory approvals, FCB will own all of the shares of Bank Common Stock. FCB will act as a holding company for the Bank and will be a legal entity separate and distinct from the Bank. The operations of FCB will be conducted at the same location and in the same facilities as the operations of the Bank. Although initially FCB activities will be limited to operation of the Bank, FCB may utilize its status as a bank holding company to engage in activities that, in the judgment of FCB management and Board, may lead to an increase in stockholder value. These activities may include acquisitions of other financial institutions.

Initially FCB expects to receive most of its income from dividends distributed to it by the Bank. However, the Bank has no formal dividend policy, and any such dividends will be paid at the discretion of the Bank’s Board of Directors. The Bank currently has a policy of retaining earnings to support the growth of the Bank. FCB may also receive income from fees generated by management services provided to the Bank; provided, however, that any such fees will be subject to FRB regulations and other applicable limitations. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – General — FCB.”

Bank. The Bank, a Virginia banking corporation headquartered in Glen Allen, Virginia, was incorporated under the laws of the Commonwealth of Virginia as a state-chartered bank in 1997. The Bank is a member of the Federal Reserve System and began banking operations in late 1998. The Bank is a community oriented financial institution that offers a full range of banking and related financial services to small and medium-sized businesses, professionals and individuals located in its market area. This market area consists of the Central Virginia region, with a current emphasis on the western Henrico County, Chesterfield County, Richmond, and Ashland, Virginia markets, and the surrounding vicinity. See “Item 2: Formation of Bank Holding Company – The Bank Market Area.”

The Reorganization. Pursuant to the terms of the Reorganization Agreement, at the effective date of the Reorganization, the Bank will become a wholly-owned subsidiary of FCB. Each outstanding share of Bank Common Stock will be exchanged for one share of FCB Common Stock, and FCB will own all of the outstanding shares of Bank Common Stock.

Option Plan. FCB will adopt the First Capital Bank 2000 Stock Option Plan. Options currently outstanding to purchase shares of Bank Common Stock will be converted into options to purchase the same number of shares of FCB Common Stock on the same terms and conditions as are in effect on the effective date of the Reorganization. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Conversion of Stock Option Plan and Options.” A copy of the Reorganization Agreement is attached hereto as Appendix I and is incorporated in this document by reference. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – General.”

Recommendation and Reasons. The Bank’s Board of Directors has unanimously approved the formation of a bank holding company and recommends its approval by the stockholders. A bank holding company structure offers certain advantages in comparison to the Bank’s present corporate structure. The advantages include the raising of capital through borrowing, additional flexibility in expansion of the Bank’s business through the acquisition of other financial institutions, the establishment of new subsidiary banks in other markets, the ability to repurchase securities, and added flexibility in acquiring or establishing other business related to banking, all of which actions are subject to applicable regulatory requirements. See “ITEM 2: FORMATION OF A BANK HOLDING COMPANY – Recommendations and Reasons of the Board of Directors.”

Required Approvals. Because the Reorganization was approved by more than two-thirds (2/3) of the Bank’s directors, the vote of a majority of the total number of the Bank’s shares outstanding is required to approve the Reorganization. In addition, the Reorganization is subject to approval by the BFI. An application for approval is expected to be filed with the BFI following stockholder approval of the Reorganization. Although no assurances can be given, FCB and the Bank believe that such approval will be obtained. In addition to the foregoing, a notice filing with respect to the reorganization will have to be made with the FRB. This filing will likely be made following stockholder approval of the Reorganization. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Required Approvals.”

Conditions and Effective Date. In addition to required regulatory approvals and approval by the Bank’s stockholders, consummation of the Reorganization is conditioned upon the fulfillment of certain other conditions set forth in the Reorganization Agreement. Assuming the receipt of all required approvals, the Reorganization is expected to become effective during the third quarter of 2006. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Conditions and Effective Date; Amendment; Termination.”

Expenses. The expenses of the corporations which are parties to the Reorganization are estimated to be approximately $50,000.00. Pursuant to the requirements of the FRB, these expenses will be borne by FCB.

Accounting Treatment. The transaction, as proposed, is a reorganization and represents the transfer of net assets and/or the exchange of shares between entities under common control. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Accounting Treatment.”

Federal Income Tax Consequences. Based on certain representations made by the Bank and FCB, and assuming among other matters that shares of Bank Common Stock exchanged pursuant to the Reorganization will not be subject to any liability at the time surrendered and that no liabilities of any stockholder of the Bank will be assumed by the Bank in connection with the Reorganization, it is intended that the Reorganization and the exchange of the outstanding shares of Bank Common Stock for shares of FCB Common Stock qualify as a tax-free reorganization for federal income tax purposes, with no gain or loss recognized by the Bank’s stockholders whose shares of Bank Common Stock are exchanged for shares of FCB Common Stock. Consummation of the Reorganization is subject to receipt of an opinion from the Bank’s special tax counsel substantially to that effect. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Material Federal Income Tax Consequences.”

Dissenters Rights. If the Reorganization is completed, stockholders of the Bank who follow certain statutory procedures may demand dissenters rights which, if perfected in a timely manner, will allow them to receive the value of their Bank Common Stock in cash. A stockholder’s vote against the approval of the Reorganization alone is not sufficient to preserve dissenters rights. A stockholder must affirmatively complete certain procedures including giving notice to the Bank before the vote of the stockholder’s intent to demand payment if the proposed Reorganization is consummated. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Dissenters Rights” and Appendix II which sets forth relevant sections of applicable law relating to dissenters rights.

Supervision and Regulation. Upon consummation of the Reorganization, FCB will be regulated as a bank holding company by the FRB and will be subject to rules and regulations promulgated by the FRB. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Supervision and Regulation.” The Bank will continue to conduct its business as a Virginia banking corporation subject to regulation by the FRB and BFI, its deposits will continue to be insured by the FDIC to the maximum amount permitted by law, and it will continue to engage in substantially the same business and activities in which it is presently engaged. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – The Bank.”

Certain Changes in Stockholders’ Rights. Stockholders of the Bank will, upon consummation of the Reorganization, become stockholders of FCB. There will be certain differences between the rights of stockholders of the Bank and FCB. Stockholders should carefully consider these differences before deciding to vote. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Discussion of Rights of Stockholders of FCB Common Stock and the Bank’s Common Stock.

RISK FACTORS

In evaluating the Reorganization, stockholders should consider carefully the following risk factors in addition to the other information presented in this Proxy Statement and Prospectus or incorporated in this document by reference.

Additional Regulations. Although the Bank is subject to extensive state and federal regulation, supervision and legislation, as a bank holding company, FCB will be subject to additional regulation and examination by the FRB. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Supervision and Regulation – FCB.” This examination and regulation will place additional burdens on the Bank’s management, some members of which will also serve as management of the holding company. These additional responsibilities, combined with the growth of the Bank, will increase the burden on managerial resources.

Limited Experience. Some members of the Bank’s management team will become part of the management team of FCB. Although these persons have considerable experience in managing and operating the Bank, they do not have any experience in forming, operating and managing a newly-formed bank holding company. See “Business of FCB – Management.”

Dividends. The Bank has paid no cash dividends in the past and FCB has no current intention of paying cash dividends in the future. The payment of dividends by the Bank is solely within the discretion of the Bank’s Board of Directors, subject to compliance with regulatory requirements. Although FCB will not be subject to all of the restrictions on dividends and stock redemptions and repurchases applicable to the Bank, the ability of FCB to pay dividends to the holders of its stock or to repurchase stock will depend to a large extent upon the amount of dividends and management fees paid by the Bank to FCB. No assurances can be given that any dividends will be declared or, if declared, what the amount of dividends will be or whether such dividends, once declared, will continue. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – SUPERVISION AND REGULATION – FCB – Dividends.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and Prospectus includes forward-looking statements that are based on the current beliefs of the Bank’s and FCB’s management, as well as assumptions made by and information currently available to the Bank’s and FCB’s management. Forward-looking statements are generally identifiable by the use of terms such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “assume,” “plan,” “predict,” “forecast,” “in management’s opinion,” “management considers,” or similar expressions.

The reader of this Proxy Statement and Prospectus should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by such forward-looking statements. Important factors that could cause actual results to differ materially from the Bank’s or FCB’s expectations are disclosed under “RISK FACTORS” and elsewhere in this Proxy Statement and Prospectus and in the Bank’s Annual Report for the year ended December 31, 2005 which accompanies this Proxy Statement and Prospectus and which is incorporated herein by reference. The Bank and FCB do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

MARKET INFORMATION REGARDING THE COMMON STOCK OF THE BANK

AND THE COMMON STOCK OF FCB

The Bank’s Common Stock has not been extensively traded and is not listed on a stock exchange. The volume of trading of shares of Bank Common Stock is limited and bid and asked prices are not available. Similarly, there is limited information available to the Bank regarding actual trades. However, trades of Bank Common Stock are from time to time reported by NASD on the OTC Bulletin Board under the symbol “FCRV.” Following are the high and low sales prices known to the Bank for each quarter of 2004 and 2005 and the first quarter of 2006:

Quarter Ended	High	Low
March 31, 2004	$11.63	$10.50
June 30, 2004	$11.77	$11.00
September 30, 2004	$11.50	$10.73
December 31, 2004	$12.00	$10.50

March 31, 2005	$12.83	$11.83
June 30, 2005	$14.00	$11.93
September 30, 2005	$14.33	$13.40
December 31, 2005	$22.00	$13.87

March 31, 2006	$20.00	$16.66

The foregoing transactions may not be representative of all transactions during the indicated periods or of the actual fair market value of Bank Common Stock at the time of such transaction due to the infrequency of trades and the limited market for Bank Common Stock.

Although it is anticipated that FCB Common Stock will continue to trade in the same manner as Bank Common Stock following the Reorganization, there can be no assurance that an active and liquid market for FCB Common Stock will develop and continue after the Reorganization. Furthermore, there can be no assurance that the prices for FCB Common Stock following the Reorganization will correspond to the prices for Bank Common Stock set forth above.

As of March 20, 2006, there were approximately 875 record holders of Bank Common Stock.

Effective December 28, 2005, the Bank completed a 3 for 2 stock split with respect to the outstanding shares of its Common Stock. The information set forth in this Proxy Statement/Prospectus regarding the Bank’s Common Stock reflects the changes resulting from the stock split.

DIVIDENDS

The Bank

Holders of Bank Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. However, the Bank has no formal dividend policy, and dividends are issued in the sole discretion of the Bank’s Board of Directors. There can be no assurance as to when or whether a dividend will be paid or the amount thereof. In any event, upon consummation of the Reorganization, any dividends paid by the Bank will be paid to FCB. The ability of the Bank to pay dividends in the future will depend upon the earnings and financial condition of the Bank. To date, the Bank has never declared or paid any cash dividends.

FCB

Holders of FCB Common Stock will be entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – SUPERVISION AND REGULATION – FCB – Dividends.” The ability of FCB to pay dividends to the holders of its stock will depend to a large extent upon the amount of dividends paid by the Bank to FCB. Stockholders should not assume that any dividends will be paid by FCB in the future.

CAPITALIZATION

Set forth below is the capitalization of the bank as of December 31, 2005, the capitalization of FCB immediately prior to the Reorganization, and pro forma capitalization of FCB after giving effect to the Reorganization.

	Bank	FCB[1]	Pro Forma
Stockholders Equity:
Common Stock	$7,184,084	$1,500	$7,184,084
Preferred Stock	$0	$0	$0
Additional Capital	$6,004,665	$0	$6,004,655
Retained Earnings	$1,205,058	$0	$1,205,058
Accumulated other Comprehensive Loss	$(424,183)	$0	$(424,183)

Total:	$13,969,614	$1,500	$13,969,614

Common Stock:
Authorized	5,000,000	5,000,000	5,000,000
Outstanding	1,796,021	1,500	1,796,021
Par Value	$4.00	$4.00	$4.00
Preferred Stock:
Authorized	2,000,000	2,000,000	2,000,000
Outstanding	0	0	0
Par Value	$4.00	$4.00	$4.00

[1]	In order to organize FCB, 1,500 shares of its Common Stock will be issued in equal amounts to Joseph C. Stiles, Jr., Grant S. Grayson, Gerald Yospin, Richard W. Wright, Robert G. Watts, Jr. and Gerald Blake, the members of the Executive Committee of the Bank’s Board of Directors, for total consideration of $1,500. On the effective date of the Reorganization, these shares will be repurchased by FCB for a total of $1,500 and cancelled.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Holders of common stock of First Capital, par value $4.00 per share, are entitled to vote at the meeting. Each share of Bank Common Stock is entitled to one vote on all matters which may come before the meeting. As of April 3, 2006, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were 1,796,021 shares of Bank Common Stock issued and outstanding.

The following table shows the shares of Bank Common Stock beneficially owned by (i) each director or nominee for director, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all directors and executive officers of First Capital as a group, as of March 1, 2006. As of March 1, 2006, based on information available to First Capital, no person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned 5% or more of First Capital’s Common Stock, except as set forth below.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class
P.C. Amin	122,044		6.76%
Thomas C. Bishop, Sr.	47,475		2.63%
Gerald Blake	32,287		1.79%
Dr. Kamlesh N. Dave	81,036		4.50%
Grant S. Grayson	37,837		2.09%
Yancey S. Jones	36,975		2.05%
Jay M. Weinberg	43,842		2.43%
Robert G. Watts, Jr.	36,825	(2)	2.02%
Joseph C. Stiles, Jr.	32,100		1.78%
Richard W. Wright	108,225		5.98%
Gerald Yospin	29,512		1.64%
Debra L. Richardson	7,650		0.43%
William D. Bien, Jr.	15,600		0.86%
K. Bradley Hildebrandt	13,500		0.75%

All directors and executive officers as a group	673,293		34.14%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days. Shares of Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Bank Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Bank Common Stock owned by any other person or group.
(2)	Includes 600 shares owned by Mr. Watts’ minor son, over which Mr. Watts exercises voting control.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of First Capital is divided into three classes (I, II and III). Directors of First Capital are elected on a staggered basis for three-year terms, with approximately one-third of the directors having terms expiring each year. Three (3) directors in Class III are to be elected at this meeting to serve for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2009. Thomas C. Bishop, Sr., whose current term expires at the 2006 Annual Meeting, will not stand for re-election at the Annual Meeting. Mr. Bishop has been a Director since 1998.

With respect to the election of directors, a majority of the outstanding shares of Bank Common Stock entitled to vote on the matter present at the meeting in person or by proxy will constitute a quorum. Shares for which the holder has elected to abstain or withhold the proxy’s authority to vote (including broker nonvotes) will count toward a quorum.

Proxies received from stockholders will be voted in favor of the nominees unless stockholders specify otherwise on their proxies. Although the Board of Directors does not expect that any of the persons named will be unable to serve as a director, should any of them be unable to accept nomination or election, it is intended that shares represented by the accompanying form of proxy will be voted by the proxy holders for such other person or persons as may be designated by the present Board of Directors.

Certain information concerning the three (3) nominees for election at this meeting, and the directors who will continue in office after the meeting, is set forth below.

NOMINEES FOR ELECTION AS DIRECTORS

FOR THREE-YEAR TERMS EXPIRING IN 2009

Name, Age and Year First Became Director	Principal Occupation
Jay M. Weinberg, 73 Director since 1998	Partner in the law firm of Hirschler Fleischer, located in Richmond, Virginia.

Robert G. Watts, Jr., 45 Director since 2001	President and CEO of First Capital. From June 1, 1999 until taking a position with First Capital on December 20, 2000, Mr. Watts was Senior Vice President and Senior Lending Officer of the Bank of Richmond.

Debra L. Richardson, 43 Director since 2003	President and owner of Business and Healthcare Solutions, PLC which specializes in financial strategies for businesses and healthcare providers. Prior to forming Business and Healthcare Solutions, Ms. Richardson served as President of MMR Holdings, a supplier of health care equipment. Prior to that she worked for 15 years at the accounting firm of Keiter Stephens, the last 10 years as the partner in charge of the Healthcare practice.

DIRECTORS WHOSE TERMS EXPIRE IN 2007

CLASS II

Name, Age and Year First Became Director	Principal Occupation
P.C. Amin, 60 Director since 1998	President of Shamin, Inc., Hospitality One, Inc. and Innsbrook Hospitality; Mr. Amin also is the developer and owner of several hotels in the Richmond area, including Comfort Suites, Holiday Inn Express, Hampton Inn, Travelodge, Ramada Inn and Comfort Inn.

Yancey S. Jones, 55 Director since 1998	President/CEO of TSRC, Inc. (formerly, The Supply Room Companies, Inc.), a Richmond based office supply company.

Joseph C. Stiles, Jr., 84 Director since 1998	Owner of Luck Motor Company, Ashland, Virginia which is the oldest Chevrolet dealership in the Southeast Region; Mr. Stiles was appointed a member of the Board of Directors of Hanover National Bank in 1965 and served in that capacity until the merger with

First Virginia Bank-Colonial in 1986; and remained on the Board of First Virginia Bank-Colonial until December, 1995.

Richard W. Wright, 71 Director since 1998	Former Chairman and Director of Front Royal, Inc., a property casualty insurance holding company headquartered in Morrisville, North Carolina; Mr. Wright is also the President and Director of the Wright Group, an insurance consulting company located in Richmond.

DIRECTORS WHOSE TERMS EXPIRE IN 2008

CLASS I

Name, Age and Year First Became Director	Principal Occupation
Gerald Blake, 52 Director since 1998	Owner and President of Select Office Systems, a Richmond based company that sells and markets office equipment.

Grant S. Grayson, 53 Director since 1998	Partner in the law firm of Cantor Arkema, P.C., located in Richmond, Virginia.

Gerald Yospin, 65 Director since 1998	Partner, Triangle Development Group of Richmond, former Senior associate and a member of the Retail Brokerage Department of Grubb & Ellis/Harrison & Bates, Inc., located in Richmond.

Dr. Kamlesh N. Dave, M.D., F.A.C.E., 50 Director since 2005	Cardiologist and Chief of Staff of the Southside Regional Medical Center. Dr. Dave serves as co-chair and trustee to the Cultural Center of India and serves on the Commonwealth Health Research Board.

No director is related to any other director or executive officer of First Capital by blood, marriage or adoption.

EXECUTIVE OFFICERS OF THE BANK WHO ARE NOT DIRECTORS

William W. Ranson, 57	Senior Vice President and Chief Financial Officer of the Bank; prior to joining the Bank, Mr. Ranson was a Senior Manager with Cherry, Bekaert and Holland, L.L.P., the Bank’s independent registered public accounting firm. While employed by Cherry, Bekaert and Holland, Mr. Ranson did not participate in any attest functions related to the Bank. Prior to joining Cherry, Bekaert and Holland, Mr. Ranson served as Chief Financial Officer of Commonwealth Bank (now First Community Bank), Richmond, Virginia.

K. Bradley Hildebrandt, 52	Executive Vice President and Senior Credit Officer of the Bank; prior to joining the Bank, Mr. Hildebrandt served as Senior Vice President, Commerce Bank (now SouthTrust), Richmond, Virginia.

Patty Cuccia, 45	Senior Vice President and Operations Manager of the Bank; prior to joining the Bank, Ms. Cuccia served as Assistant Vice President and Operations Supervisor, Regency Bank (now BB&T), Richmond, Virginia.

William D. Bien, Jr., 50	Senior Vice President and Senior Lending Officer of the Bank; prior to joining the Bank, Mr. Bien served as Executive Vice President, Commonwealth Bank (now First Community Bank), Richmond, Virginia.

Katherine K. Wagner, 45	Senior Vice President, Commercial Lending Strategy Leader of the Bank; prior to joining the Bank, Ms. Wagner served as Senior Vice President – Commercial Lending at Citizens & Commerce Bank, Richmond, Virginia.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

Director Nominees

The Bank does not have a standing nominating committee. Instead, the full Board of Directors functions in this capacity. The Bank believes that such an approach is preferable to having a nominating committee because it assures the widest possible scope in the identification and selection of potential new Board members.

Under the Bank’s bylaws, a stockholder may nominate a person for election as a director only if written notice of such nominee is received by the Bank at least ninety (90) days in advance of the annual meeting (or seven days after receipt of notice in the event of a special meeting). Any notice with respect to a stockholder nominee for director shall set forth: (i) the name of nominee and the stockholder making the nomination; (ii) a representation that the stockholder is a stockholder of record entitled to vote at the meeting; (iii) such additional information as may be required to be included in a proxy statement under applicable rules; and (iv) the consent of the nominee to serve as a director if elected.

The Board considers a number of factors in identifying and selecting nominees for directors, including business experience and relationships within the community. Stockholder nominees, if properly presented to the Board, are not treated any differently by the Board than would a nominee identified by the Board.

The Bank has not paid any fees to any third-party for identifying and evaluating any potential nominees, and no stockholder nominees were received for this annual meeting.

Communications with the Board

The Bank has no formal policy or procedure governing stockholder communications with the Board or individual directors.

The Board does not believe that a formal policy is necessary because, as a community bank whose directors are all local residents and members of the local business community with numerous relationships with civic, community service, professional and other groups and associations, stockholder access to Board members is readily available. Furthermore, any communication received by the Bank and directed to the Board or an individual director will generally be passed along to such persons. To date, the Bank has not received any complaints or other indications from stockholders that a formal policy for contacting the Board or individual directors is appropriate or required.

The Bank’s website also invites interested parties to contact the Bank, and specifically the investor relations liaison, with any questions and/or comments about Bank matters.

Attendance at Annual Meeting

The Bank has no formal policy regarding attendance by directors at the annual meeting of the Bank’s stockholders. The Bank believes that no such policy is necessary because, as a community bank whose directors are all local residents and members of the local business community, the Bank’s directors generally are available to attend, and look forward to attending, the annual meeting. Consistent with this belief, eleven of the Bank’s directors attended the 2005 annual meeting.

Board Meetings

The Board of Directors held twelve meetings during 2005. Except for Mr. Bishop, each incumbent director attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the period for which he or she was a director).

Board Committees

The standing committees of the Board of Directors include an Audit Committee, a Loan Committee and a Compensation Committee.

Audit Committee

The Board of Directors of First Capital has established a standing Audit Committee currently composed of four directors who are not officers of the Company and are independent as defined by the listing standards of NASDAQ. The members of the Audit Committee are: Jay M. Weinberg, Yancey S. Jones, Debra L. Richardson and Thomas C. Bishop, Sr. During the 2005 fiscal year, the Audit Committee held three meetings.

2005 AUDIT COMMITTEE REPORT

The Audit Committee of First Capital has adopted a formal written charter, which was included as an appendix to the proxy statement for First Capital’s 2005 Annual Meeting of Stockholders. In connection with the performance of its responsibilities, the Audit Committee has:

•	Reviewed and discussed the audited financial statements of First Capital with management;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

•	Received from the independent auditors disclosures regarding the auditors, independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors’ independence; and

•	Recommended, based on the review and discussion noted above, to the Board of Directors that the audited financial statements be included in First Capital’s Annual Report on Form 10-KSB for the year ended December 31, 2005 for filing with the Federal Reserve Board of Governors.

AUDIT COMMITTEE

Jay M. Weinberg
Yancey S. Jones
Debra C. Richardson
Thomas C. Bishop, Sr.

The Audit Committee charter requires that the committee include at least one member who qualifies as an audit committee financial expert, meaning that such person must (i) have an understanding of GAAP and its application to financial statements; (ii) have experience in preparing, auditing, analyzing or evaluating financial statements with issues similar to those applicable to the Bank’s financial statements; (iii) understand audit committee functions; and (iv) understand internal controls and procedures for financial reporting. Debra L. Richardson is the member of the Audit Committee who meets these requirements. As noted above, Ms. Richardson is independent as defined by the listing standards of NASDAQ.

Loan Committee

The Board of Directors of First Capital has established a Loan Committee. The members of the Loan Committee are: Gerald Yospin, Grant S. Grayson, Gerald Blake, Joseph C. Stiles, Jr.,

Robert G. Watts, Jr., and Richard W. Wright. The primary purpose of the Loan Committee is to establish lending policy and procedures (including loan approval authority levels), approve applicable credits, and continually monitor the overall quality of First Capital’s assets. During the 2005 fiscal year, the Loan Committee held 43 meetings.

Compensation Committee

The Board of Directors of First Capital has established a Compensation Committee. The members of the Compensation Committee are: Richard W. Wright, Yancey S. Jones, and Jay M. Weinberg. The primary purpose of the Compensation Committee is to oversee general human resource issues, as well as establish compensation levels for selected senior management. During the 2005 fiscal year, the Compensation Committee held two meetings.

DIRECTORS’ COMPENSATION

Effective January 1, 2006, non-employee members of the Board of Directors of First Capital will receive $300.00 for each Board meeting they attend, and $150.00 for each Committee meeting they attend. For the year ended December 31, 2005, non-employee members of the Board of Directors of First Capital received $200.00 for each Board meeting and $100.00 for each Committee meeting they attended. Prior to 2005, members of the Board of Directors of First Capital received no fees for their services to First Capital as Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors, executive officers, and persons who own more than ten percent (10%) of a registered class of First Capital’s equity securities, to file with the Federal Reserve Board initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of First Capital. Officers, directors, and greater than ten percent (10%) stockholders are required by Commission regulation to furnish First Capital with copies of all Section 16(a) forms they file.

To First Capital’s knowledge, based solely on a review of the copies of reports furnished to First Capital, First Capital believes that all filings applicable to its executive officers, directors and ten percent (10%) beneficial owners complied with applicable regulations during the last fiscal year, except as indicated below:

1. All of the option grants to the directors of First Capital described under “Option Grants” below were inadvertently not reported on a timely filed Form 4, but they were all reported on a timely filed Form 5.

EXECUTIVE COMPENSATION

Summary

The following table sets forth a summary of certain information concerning the compensation paid by First Capital for services rendered in all capacities during the years ended December 31, 2003, December 31, 2004, and December 31, 2005, to the President and Chief Executive Officer of the Bank and certain other executive officers of First Capital that had total compensation during 2005, 2004 or 2003 fiscal years which exceeded $100,000.

Summary Compensation Table

	Annual Compensation				Long Term Compensation	All Other Compensation
Name and Principal Position	Year	Salary	Bonus	Other (1)	Securities Underlying Options
Robert G. Watts, Jr.	2005	$135,391	$10,000	-0-	-0-	-0-
President and Chief Executive Officer	2004	$117,013	-0-	-0-	-0-	-0-
	2003	$112,500	-0-	-0-	15,225	-0-
K. Bradley Hildebrandt	2005	$99,814	$10,000	-0-	-0-	-0-
Executive Vice President and Senior Credit Officer	2004	$95,082	$8,100	-0-	-0-	-0-
	2003	$90,785	$8,450	-0-	3,750	-0-
William D. Bien, Jr. (2)	2005	$98,724	$10,000	-0-	-0-	-0-
Senior Vice President and Senior Lending Officer	2004	$94,889	$7,850	-0-	-0-	-0-
	2003	$90,785	$4,275	-0-	11,250	-0-

(1)	Does not include certain perquisites and other personal benefits, the amounts of which are not shown because the aggregate amount of such compensation during the year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.
(2)	Mr. Bien joined First Capital Bank in June 2003.

Agreements with Executive Officers

First Capital has entered into an Employment Agreement dated December 20, 2000 with Mr. Watts. The Employment Agreement provides that Mr. Watts’ employment is terminable at any time by either party, except that First Capital must give Mr. Watts 30 days’ notice if it intends to terminate the agreement without “cause” (as defined therein). The agreement provides for an initial base salary of $103,500 per year, with the Board of Directors having the discretion to pay Mr. Watts additional compensation as a bonus based on the profitability of First Capital, and Mr. Watts’

performance. In the event First Capital terminates Mr. Watts’ employment without “cause”, First Capital must pay to Mr. Watts his base salary for a period of six to 12 months, with such period to be determined by the Board of Directors. In addition, in the event Mr. Watts’ employment is terminated within nine months following a “change of control” (as defined in the agreement), Mr. Watts is entitled to receive his base salary for a period of 18 months following such termination. The agreement also prohibits Mr. Watts from competing with First Capital under certain circumstances and for various periods of time following the termination of his employment, depending on when such termination occurs and the basis for such termination. Mr. Watts’ current annual salary under the agreement is $145,000.

The Bank has entered into a Change of Control Agreement dated April 15, 2004 with Mr. Ranson. The Change of Control Agreement provides that Mr. Ranson shall be entitled to receive a payment equal to three (3) times his then base salary in the event his employment with the Bank terminates or is terminated during the six (6) months immediately preceding a “Change in Control” (as defined in the agreement) or the six (6) months immediately following a Change in Control, unless such termination is or was (a) because of Mr. Ranson’s death, (b) by the Bank for Cause or Disability (as such terms are defined in the agreement, or (c) by Mr. Ranson other than for Good Reason (as defined in the agreement). Any such payment that becomes due to Mr. Ranson can be paid a lump sum or, at the Bank’s option, in equal monthly installments for thirty-six (36) months.

Stock Option Plan

On March 15, 2000 the Board of Directors, adopted the First Capital Bank 2000 Stock Option Plan (the “Plan”), which was approved by the stockholders at the annual meeting of stockholders held on May 24, 2000. The Plan originally made available up to 77,000 shares of Common Stock for the granting of stock options to employees, directors, consultants and other persons who have provided services to First Capital in the form of incentive stock options (employees only) and non-qualified stock options (collectively, “Options”). On March 19, 2003, the Board of Directors approved an amendment to the Plan increasing the number of shares reserved for issuance upon exercise of options to be granted under the Plan by 52,170 shares. The amendment was approved by the stockholders at the annual meeting held on May 22, 2003, as a result of which the Plan now made up to 129,170 shares available for issuance upon the exercise of options granted under the Plan. On February 16, 2005, the Board of Directors approved an additional amendment to the Plan increasing the number of shares reserved for issuance upon exercise of options to be granted under the Plan by 26,486 shares. The amendment was approved by the stockholders at the annual meeting held on May 18, 2005, as a result of which the Plan now makes up to 233,484 shares available for issuance upon the exercise of options granted under the Plan (after adjustment for the 3 for 2 stock that was effective December 28, 2005). Unless sooner terminated, the Plan shall continue in effect for a period of ten years from the adoption of the Plan by the Board.

The Plan is administered by the Board of Directors, or a Committee thereof, which has the power to determine the persons to whom Options are to be granted. In administering the Plan, the Board of Directors or the Committee, as applicable, has the authority to determine the terms and conditions upon which Options may be made and exercised, to construe and interpret the Plan and to make all determinations and actions with respect to the Plan. Pursuant to the provisions of the Plan, the exercise price of incentive stock options awarded in the future shall not be less than the fair market value of the Bank’s Common Stock on the date the Option is granted. Furthermore, all Options may be subject to various vesting requirements that must first be satisfied in order for the Options to be exercisable. All Options to be granted to the executive officers and directors of First Capital will be granted in accordance with Rule 16b-3 under the Exchange Act.

Option Grants

There were no individual grants of stock options made during the last fiscal year to any persons named in the Summary Compensation Table.

Effective as of December 21, 2005, the Board of Directors voted to accelerate the vesting of all outstanding options under the Plan as a result of which all such outstanding options are now fully vested and exercisable.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to the non-employee directors of First Capital, all of which were approved by the Board of Directors of First Capital.

Option Grants in Last Fiscal Year

Name	No. of Options Granted	% of Total Options Granted In Fiscal Year	Date Of Grant	Exercise Price	Expiration Date
P. C. Amin	750	3.39%	8/17/2005	$14.00	8/17/2015
Thomas C. Bishop, Sr.	750	3.39%	8/17/2005	$14.00	8/17/2015
Gerald Blake	750	3.39%	8/17/2005	$14.00	8/17/2015
Dr. Kamiesh N. Dave	750	3.39%	8/17/2005	$14.00	8/17/2015
Grant S. Grayson	2,250	10.17%	8/17/2005	$14.00	8/17/2015
Yancey S. Jones	750	3.39%	8/17/2005	$14.00	8/17/2015
Jay M. Weinberg	750	3.39%	8/17/2005	$14.00	8/17/2015
Joseph C. Stiles, Jr.	750	3.39%	8/17/2005	$14.00	8/17/2015
Richard W. Wright	1,500	6.78%	8/17/2005	$14.00	8/17/2015
Gerald Yospin	750	3.39%	8/17/2005	$14.00	8/17/2015
Debra L. Richardson	750	3.39%	8/17/2005	$14.00	8/17/2015

Year End Option Values

The following table sets forth information concerning the total number of securities underlying unexercised options held at the end of the fiscal year by the persons named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options		Value of Unexercised Securities In-The-Money
Robert G. Watts, Jr.	25,725	[1]	$217,376	[1]
K. Bradley Hildebrandt	12,000	[2]	$83,700	[2]
William D. Bien, Jr.	11,250	[3]	$115,200	[3]

[1]	Currently exercisable as to 25,725 shares.
[2]	Currently exercisable as to 12,000 shares.
[3]	Currently exercisable as to 11,250 shares.

No options were exercised by the persons named in the Summary Compensation Table during the fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2005, First Capital extended credit to certain of its Directors. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features. First Capital is prohibited from making loans, with the exception of residential mortgages and educational loans, to executive officers in excess of certain dollar limits fixed by federal banking laws.

There are no existing or proposed transactions between the Bank and its Directors outside of those contemplated in the ordinary course of its banking business. In accordance with the foregoing, the Bank currently employs the law firm of Cantor Arkema, P.C. with which Grant S. Grayson, the Chairman of the Board of Directors of the Bank, is affiliated, as counsel to the Bank.

PROPOSAL NO. 2

APPROVAL OF THE REORGANIZATION OF FIRST CAPITAL

INTO A HOLDING COMPANY STRUCTURE

Stockholders of the Bank are being asked to consider and vote upon a proposal to approve a Reorganization Agreement, pursuant to which the Bank will become a wholly-owned subsidiary of FCB. FCB is a Virginia corporation to be formed at the direction of the Bank’s Board of Directors for the specific purpose of becoming the holding company for the Bank.

FCB

FCB will be incorporated as a for-profit corporation under the Virginia Stock Corporation Act for the principal purpose of engaging in activities permitted for a bank holding company. FCB has not yet commenced operations. After consummation of the Reorganization and receipt of the required regulatory approvals, FCB will own all of the outstanding shares of Bank Common Stock and FCB will act as the holding company for the Bank and will be a legal entity separate and distinct from the Bank. The operations of FCB will be conducted at the same location and in the same facilities as the operations of the Bank. Although initially FCB’s activities will be limited to operation of the Bank, FCB’s management and Board, may lead to an increase in stockholder value. These activities may include acquisitions of other financial institutions and the acquisition or establishment of other businesses related to banking.

Initially FCB expects to receive most of its income from dividends distributed to it by the Bank. However, the Bank has no formal dividend policy, and any such dividends will be paid at the discretion of the Bank’s Board of Directors. The Bank currently has a policy of retaining earnings to support the growth of the Bank. FCB may also receive income from fees generated by management services provided to the Bank; provided, however, that any such fees will be subject to FRB regulations and other applicable limitations.

Assuming all requisite approvals are obtained and certain other conditions are satisfied or waived, upon consummation of the Reorganization, all outstanding shares of Bank Common Stock held by the Bank’s stockholders will be converted into and exchanged for shares of FCB Common Stock and all outstanding options to purchase shares of Bank Common Stock will be converted into and exchanged for options and warrants to purchase shares of FCB Common Stock. The Bank’s stockholders will become the stockholders of FCB, which will be the sole stockholder and parent holding company of the Bank.

Following the Reorganization:

•	The Bank will continue to exist as a Virginia banking corporation regulated by the FRB and BFI,

•	The Bank’s deposits will continue to be insured by the FDIC to the maximum amount permitted by law,

•	The Bank will continue to be managed by its current Board of Directors and management; and

•	The Bank will continue to engage in substantially the same business and activities in which it is presently engaged at all of its presently establish offices and branches.

Management of FCB

The directors of FCB will be all of the current directors of First Capital Bank, excluding Thomas C. Bishop, Sr., who is not standing for re-election at this year’s Annual Meeting. Robert G. Watts, Jr. will be President and Chief Executive Officer of FCB, and William W. Ranson will be Chief Financial Officer, Treasurer and Corporate Secretary of FCB. Certain officers of the Bank may be appointed to dual positions as officers of FCB in the future. See “ITEM 1 – ELECTION OF DIRECTORS” for more information concerning nominees for election to the Board of Directors of the Bank.

No arrangements or understanding exist between any of the directors or any other persons pursuant to which any of the above persons have been selected as directors.

The Bank

The Bank, a Virginia banking corporation headquartered in Glen Allen, Virginia, was incorporated under the laws of the Commonwealth of Virginia as a state-chartered bank in 1997. The Bank is a member of the Federal Reserve System and began banking operations in late 1998. The Bank is a community oriented financial institution that offers a full range of banking and related financial services to small and medium-sized businesses, professionals and individuals located in its market area. This market area consists of the Central Virginia region, with a current emphasis on the western Henrico County, Chesterfield County, Richmond, and Ashland, Virginia markets, and the surrounding vicinity. The Bank’s goal is to provide its customers with high quality, responsive and technologically advanced banking services. In addition, the Bank strives to develop personal, hometown relationships with its customers, while at the same time it offers products comparable to those offered by larger banks in its market area. The Bank believes that the marketing of customized banking services has enabled it to establish a niche in the financial services marketplace in the Central Virginia area.

The Bank currently conducts business from (i) its main banking office located at 4101 Dominion Boulevard in Glen Allen, Virginia, (ii) a second full-service office located at 409 S. Washington Street, Ashland, Virginia, (iii) a third full-service office located at 1580 Koger Center Boulevard in Chesterfield County, Virginia, which opened for business in July 2004, (iv) a fourth office located at 1776 Staples Mill Road near the Richmond/Henrico County boundary which opened for business in March 2004 and (v) a fifth office located inside the Southside Regional Medical Center in Petersburg, Virginia, which opened for business in August 2005.

The Bank leases an administrative office and corporate headquarters location at 4222 Cox Road in Innsbrook, near the existing Innsbrook Branch. The Bank currently occupies approximately 9,500 square feet with future expansion capability.

The Bank has no operating subsidiaries and it is not affiliated with any bank holding company.

The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank’s market area at rates competitive to those offered in the area. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts (IRAs). All deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to the maximum amount allowed by law (generally, $100,000 per depositor, subject to aggregation rules). The Bank solicits such accounts from individuals, businesses, associations and organizations, and governmental authorities.

The Bank also offers a full range of short-to-medium commercial and consumer loans. Commercial loans include both secured and unsecured loan for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured (and unsecured loans) for financing automobiles, home improvements, education and personal investments. Additionally, the Bank originates fixed and floating-rate mortgage and real estate construction and acquisition loans.

Other service offered by the Bank include safe deposit boxes, certain cash management services, travelers checks, direct deposit of payroll and social security checks and automatic drafts for various accounts, selected on-line banking services and a small business courier service. The Bank also has become associated with a shared network of automated teller machines (ATMs) that may be used by Bank customers throughout Virginia and other states located in the Mid-Atlantic region.

In late September, 2004, the Bank introduced First Capital Investment Group, in association with BI Investments, LLC. BI Investments, LLC is a joint venture including the Virginia Bankers’ Association and twenty-eight Virginia community banks established to market annuities and traditional investment products with the member banks.

Market Area

The Bank’s market area primarily consists of the Central Region of Virginia. The Central Virginia area, which includes Henrico County, Hanover County, Chesterfield County, the City of Ashland and the City of Richmond, supports a diverse, well-rounded economy. Interstates 64, 95 and 295, and Route 1, all pass through the trade area and provide efficient access to other regions of the state. In addition, a prominent local newspaper and number of radio and television stations provide diverse media outlets. The broad exposure of television, print media and radio offer several effective advertising and public relations avenues for the Bank to explore. The population of the area has continued to increase in recent years, growing to over 1,000,000 persons. The population of Henrico County, the location of the Bank’s headquarters and first branch office, has increased by 20% over the past 10 years, growing to over 250,000 persons. Median family income has also continued to increase in the Central Virginia area during the past ten years.

The Central Virginia area has a broad range of light industry and manufacturing plants. Principal industrial and commercial employers in the area include: Philip Morris Co., Universal Corporation, Dominion Resources, CarMax, Infineon, Circuit City Group, Inc. and Capital One.

Employees

As of March 1, 2006, the Bank had 52 full-time employees. None of its employees are represented by any collective bargaining agreements, and relations with employees are considered excellent.

Governmental Monetary Policies

The earnings and growth of the Bank are affected not only by general economic conditions, but also by the monetary policies of various governmental regulatory authorities, particularly the FRB. The FRB implements national monetary policy by its open market operations in United States Government securities, control of the discount rate and establishment of reserve requirements against both member and nonmember financial institutions’ deposits. These actions have a significant effect on the overall growth and distribution of loans, investments and deposits, as well as the rates earned on loans, or paid on deposits.

Management of the Bank is unable to predict the effect of possible changes in monetary policies upon the future operating results of the Bank.

Competition

The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Central Virginia region and elsewhere. Many of the Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern federally-insured banks and state regulations governing state chartered banks. As a result, such non-bank competitors may have certain advantages over the Bank in providing certain services.

The Bank’s market area is a highly competitive, highly branched banking market. Competition in the market area for loans to small businesses and professionals, the Bank’s target market, is intense, and pricing is important. Most of the Bank’s competitors have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks, that the Bank is not currently providing. Moreover, larger institutions operating in the Central Virginia region have access to borrowed funds at lower cost that are presently available to the Bank. Deposit competition among institutions in the market area also is strong. Competition for depositors’ funds comes from U.S. Government securities, private issuers of debt obligations and suppliers of other investment alternatives for depositors, among other sources. As a result, the Bank has paid, and may in the future pay, above-market rates to attract deposits.

The adoption of legislation permitting nationwide interstate banking and branching also increased the potential for competition in the Bank’s market area. See “Regulation-Mergers and Acquisitions.”

Property

As of December 31, 2005, the Bank conducted its business from four leased locations and one owned location, including its main banking office located at 4101 Dominion Boulevard, Glen Allen, Virginia. The Bank has leased such office since 1998 for an initial term of ten (10) years at a current rental of $14,475 per month, with an option to renew such lease for one (1) additional ten (10) year period.

In December 2000, the Bank opened a second branch location at 113 Junction Drive in the Ashland Junction Shopping Center, Ashland, Virginia. The Bank has leased such location for an initial term of slightly more than five (5) years. In July 2003, the Bank purchased .848 acres of unimproved real estate located in Ashland, Virginia. During 2005, the Bank built a free standing branch located at 409 S. Washington Street, Ashland, Virginia to which the existing branch was moved in October 2005, approximately one-half mile from our original strip shopping center branch which was closed with the relocation.

In July 2003, the Bank opened its third branch location at 1580 Koger Center Boulevard in Chesterfield County, Virginia. The lease for this location provides for an initial term of ten (10) years at a current rental of $7,583 per month, with three (3) options to renew for five (5) years each.

In June 2003, the Bank relocated its executive and administrative offices to a 9,500 square foot facility at 4222 Cox Road in the Innsbrook complex near the existing retail branch in Innsbrook. The lease for this location provides for an initial term of five (5) years and six (6) months at a current rental of $14,289 per month, with two (2) options for four (4) years each.

In May 2003, the Bank entered into a lease for its fourth branch located at 1776 Staples Mill Road in Henrico County, Virginia containing approximately 2,800 square feet. The lease for this location provides for an initial term of eight (8) years at a current rental of $4,000 per month with four (4) options to renew for five (5) years each. The new branch opened in March 2004.

In May 2005, the Bank entered into a two year lease for its fifth branch located inside the Southside Regional Medical Center in Petersburg, Virginia. The lease is for approximately 880 square feet for a period of two years at a current rental of $880.00. This branch opened in August 2005.

Conversion of Stock Option Plan and Options

There currently are outstanding under the Bank’s 2000 Stock Option Plan options to purchase an aggregate of 204,375 shares of the Bank’s authorized but unissued common stock at prices ranging between $5.32 and $17.67 per share which will expire between the years 2010 and 2015. At the effective date of the Reorganization, the Plan will be converted into a stock option plan of FCB and any outstanding options to purchase shares of Bank Common Stock will be converted into options to purchase the same numbers of shares of FCB Common Stock on the same terms and conditions. Bank Common Stock, which were available for future grants under the plan will be converted into shares of FCB Common Stock available for future grants under the Plan.

Exchange of Certificates

Upon consummation of the Reorganization:

(i)	each share of Bank Common Stock held of record by the Bank’s stockholders will be exchanged for one share of FCB Common Stock having the equivalent number of votes per share. The Bank’s stockholders will be entitled to receive upon surrender to FCB of all their certificates representing shares of Bank Common Stock they hold on the effective date of a certificate or certificates representing the number of shares of

FCB Common Stock to which they are entitled; and, until so surrendered, each Bank certificate will be deemed for all corporate purposes to evidence the ownership of the same number of shares of FCB Common Stock. Stockholders whose Bank certificates have been lost or are missing will be required to make certain special arrangements in order to receive their certificates representing FCB Common Stock, including the furnishing to FCB or its stock transfer agent of certain affidavits and/or a bond or other form of indemnification. As a result of the Exchange, FCB will own all of the outstanding shares of Bank Common Stock;

(ii)	the 1,500 shares of FCB Common Stock outstanding immediate prior to the effective date of the Reorganization will be repurchased by FCB for $1,500 and cancelled.

Required Approvals

At the 2006 Annual Meeting, the affirmative vote of the holders of at least a majority of the total outstanding shares of Bank Common Stock is required to approve the Reorganization. All proxies received will be voted “FOR” the proposal to approve the Reorganization, unless marked to the contrary. Abstentions and broker “non-votes” (shares held by brokers or nominees which are present in person or represented by proxy at the 2006 Annual Meeting but as to which voting instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power) will be counted only to determine the presence or absence of a quorum, and will therefore have the effect of a vote against the proposal.

In addition, the Reorganization is subject to the approval of the BFI. FCB is required to file an application with and receive an approval from the BFI before becoming the Bank’s holding company. An application for such required regulatory approval is expected to be filed following stockholder approval of the Reorganization. Although no assurances can be given, FCB and the Bank have no reason to believe that all regulatory approvals will not be obtained. Receipt and continued effectiveness of all necessary regulatory approvals are conditions of the Reorganization. In addition to the foregoing, a required notice filing regarding the Reorganization will also have to be made with the FRB. It is expected that this filing will also be made following stockholder approval of the Reorganization.

Conditions and Effective Date; Amendment; Termination

As mentioned above, consummation of the Reorganization is subject to various conditions described in the Reorganization Agreement, including without limitation: (i) approval of the Reorganization by the stockholders of the Bank; (ii) receipt of required regulatory approvals; and (iii) receipt of the favorable opinion of the Bank’s special tax counsel with respect to the federal income tax consequences of the Reorganization. Subject to the fulfillment of all conditions described in the Reorganization Agreement, the Reorganization will become effective on the date on which the Reorganization Agreement is filed with the FRB. It presently is expected that the Reorganization will become effective during the third quarter of 2006.

The Reorganization Agreement may be amended, modified or supplemented by the Bank and FCB at any time prior to consummation of the Reorganization, whether before or after approval by the Bank’s stockholders. Following approval of the Reorganization Agreement by the Bank’s stockholders, however, no such amendment may change the ratio of exchange of Bank Common Stock and options into FCB Common Stock and options without stockholder approval of such change.

The Reorganization Agreement may be terminated before or after stockholder approval, upon the mutual consent of the Bank and FCB, or by either the Bank and FCB if, among other things: (i) any suit or proceeding is instituted or threatened in which it is sought to restrain or prohibit the Reorganization; (ii) the Reorganization is not approved by the FRB, the BFI and the Bank’s stockholders; or (iii) either party determines that consummation of the Reorganization is not in the best interests of the Bank or its stockholders.

Expenses

The expenses of the Reorganization are estimated to be approximately $50,000.00. Pursuant to requirements of the FRB, these expenses will be borne by FCB.

Accounting Treatment

Under accounting principles generally accepted in the United States of America, the transaction, as proposed, does not meet the definition of a business combination and as such will not be accounted for under the purchase method. The transaction represents a transfer of net assets and/or an exchange of shares between entities under common control and is accounted for as a reorganization. Under the reorganization, the assets and liabilities of the Bank will be recognized at their carrying amounts in the accounts of FCB at the date of transfer and the consolidated financial statements of FCB will reflect the historical operations of the Bank prior to the reorganization.

Material Federal Income Tax Consequences

The following discussion summarizes all material federal income tax consequences of the Reorganization pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), as to which the Bank will have obtained an opinion of special tax counsel. This discussion is included for general information only. This discussion does not deal with all federal tax aspects of the Reorganization. The Bank will not seek a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reorganization. The IRS is not obligated to agree with the opinion of the Bank’s counsel, and the IRS could take a position contrary to that of the Bank’s counsel. This discussion is based on the Code and on Treasury Regulations, administrative rulings and court decisions in effect as of the date of this Proxy Statement and Prospectus, any of which may changed at any time, possibly with retroactive effect.

The tax opinion and this discussion assume among other matters that shares of Bank Common Stock exchanged for shares of FCB Common Stock pursuant to the Reorganization will not be subject to any liability at the time they are so exchanged and that no liabilities of any stockholder of the Bank will be assumed by the Bank in connection with the Reorganization. The tax opinion and this discussion do not cover the tax consequences of the Reorganization under state, local, foreign, or other tax laws, or special tax consequences to particular holders of securities having special situations, including, without limitation, holders of securities who hold their securities as part of a hedge, straddle or conversion transaction.

Subject to the foregoing assumptions and based on certain customary representations made by the Bank and FCB relating to certain facts and circumstances of, and the intentions of the parties to, the Reorganization, in the opinion of special tax counsel, for federal income tax purposes:

(a)	the exchange of shares in the Bank for shares in FCB and the issuance of FCB Common Stock in connection therewith as described in this document will constitute a tax-free reorganization under Section 368(a) of the Code;

(b)	no gain or loss will be recognized by the holders of the Bank Common Stock upon the exchange of such stock for shares of FCB Common Stock in connection with the Reorganization;

(c)	no gain or loss will be recognized by the holders of options to purchase Bank Common Stock upon the exchange of such options for options to purchase shares of FCB Common Stock in connection with the Reorganization;

(d)	the tax basis of FCB Common Stock received by the stockholders of the Bank pursuant to the Reorganization will be the same as the tax basis of the shares of Bank Common Stock exchanged therefor;

(e)	the holding period of the shares of FCB Common Stock received by the stockholders of the Bank will include the holding period of the shares of Bank Common Stock exchanged therefor; and

(f)	neither the Bank nor FCB will recognize gain or loss in the Reorganization.

The receipt of a cash payment for dissenting shares will result in recognition of gain or loss for federal income tax purposes by stockholders who exercise their dissenters’ rights.

Stockholders are urged to consult their own tax advisors in order to make a personal evaluation of the federal income tax consequences, and any state or local tax consequences, of the Reorganization.

Dissenters’ Rights

The following discussion is not a complete statement of the law relating to dissenters rights and is qualified in its entirety by reference to Appendix II. This discussion and Appendix II should be reviewed carefully by any stockholder of the Bank who wishes to exercise dissenters rights or who wishes to preserve the right to do so, since failure to comply strictly with the procedures set forth in Article 15 of the Virginia Stock Corporation Act may result in a loss of the right to demand payment for the stockholder’s shares.

If the Reorganization is completed, those stockholders of the Bank who give notice in writing prior to the 2006 Annual Meeting to the Bank that he or she intends to demand payment for his or her shares and who does not vote in favor of the Reorganization at the meeting, shall be entitled to receive the value of Bank Common Stock so held by him or her upon compliance with applicable statutory requirements and the surrender of his or her stock certificates. To be effective, the notice must be received before the date of the 2006 Annual Meeting.

Failure to vote against the Reorganization or to provide written notice of the intent to exercise dissenters’ rights prior to the vote at the 2006 Annual Meeting constitutes a waiver of the stockholder’s dissenters’ rights under the applicable statutes.

Any Bank stockholder who has timely perfected dissenters’ rights will be entitled to receive the value of his or her shares in cash. Within ten (10) days of the effective date of the Reorganization, the Bank will deliver a written appraisal notice and form to all stockholders who are entitled to assert dissenters rights. The notice will indicate the date of the first announcement to stockholders of the proposed terms of the Reorganization and it will require that the stockholders certify that their shares were acquired prior to such date. In addition, the notice will include the Bank’s estimate of the fair value of the shares.

Stockholders wishing to assert dissenters rights must return the form to the Bank within the required timeframe (no less than 40 and no more than 60 days following the mailing of the Bank’s notice) or they lose the right to assert dissenters rights. The notice will also specify the date by which a notice of a stockholder’s election to withdraw from the appraisal process must be received by the Bank.

Within 30 days following the date on which the appraisal form must be returned to the Bank, the Bank will pay to each stockholder entitled to assert dissenters rights (and who complied with all applicable requirements) the amount the Bank estimates to be the fair value of the shares, plus interest. Such payment will be accompanied by (i) certain financial statements of the Bank; (ii) a statement of the Bank’s estimate of the fair value of the shares, and (iii) a statement that the stockholders have the right to demand further payment, if certain conditions are satisfied.

A stockholder who is dissatisfied with the amount of the payment proposed by the Bank must reject the Bank’s offer and notify the Bank in writing of the stockholder’s estimate of the fair value of the shares within 30 days after receipt of the Bank’s offer. If a stockholder’s demand for additional payment remains unsettled after 60 days following receipt of the stockholder’s demand, the Bank will commence an action in the applicable circuit court to determine the amount to which the stockholder is entitled to receive for his or her shares. The court shall appoint one or more persons as appraisers to receive evidence and make a recommendation on fair value.

The receipt of a cash payment for shares will result in recognition of gain or loss for federal income tax purposes by stockholders who exercise their dissenters’ rights. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Federal Income Tax Consequences.”

Interest of Certain Persons in the Proposed Transaction

No consideration, monetary or otherwise, has been given or offered to any stockholder, officer, or director (or their immediate family members) of the Bank or FCB in connection with the consummation of the Reorganization.

Restrictions on Resale of FCB Common Stock Received in the Reorganization by Certain Persons

Certain restrictions will apply to the resale of shares of FCB Common Stock issued to certain persons. Under federal securities laws, any person who is an “affiliate” of the Bank at the time the Reorganization is submitted to a vote of the Bank’s stockholders may not resell or transfer of shares of FCB Common Stock received by him or her during a period of two years following the date of consummation of the Reorganization unless such persons offer and sale of those shares (i) has been registered under the Securities Act; (ii) are made in compliance with Rule 145 promulgated under the Securities Act (which permits limited sales under certain circumstances); or (iii) comply with another exemption from registration under the Securities Act.

Persons who are considered “affiliates” of FCB following the Reorganization also will be subject to certain restrictions on sales by them of any shares of FCB Common Stock. Any such sale by an FCB affiliate will require: (i) registration under Securities Act of the shares to be sold; (ii) compliance with Rule 144 promulgated under the Securities Act (which permits limited sales under certain circumstances) or; (iii) the availability of another exemption from registration.

An “affiliate” of FCB, as defined by rules promulgated pursuant to the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Bank or FCB. The above restrictions are expected to apply to the directors and executive officers of the Bank and FCB (and to any relative or spouse of any such person or any relative of any such spouse, any of whom live in the same home as such person, and any trust, estates, corporations or other entities in which persons have a 10 percent or greater beneficial or equity interest), and may apply to any current stockholder of the Bank (or, following the Reorganization, any stockholder of FCB) that owns an amount of stock sufficient to be considered to “control” the Bank or FCB or that otherwise is an “affiliate” of the Bank or FCB. Stock transfer instructions will be given by FCB to its stock transfer agent with respect to FCB Common Stock to be received by persons deemed by FCB to be subject to those restrictions, and the certificates may be appropriately legended. However, stockholders who may be affected by these restrictions should consult with their own personal counsel regarding the application of the above restrictions to them.

This Proxy Statement and Prospectus does not apply to any resales of FCB Common Stock received by any person in connection with the Reorganization, and no person is authorized to make use of this Proxy Statement and Prospectus in connection with any such resale.

SUPERVISION AND REGULATION

FCB

Bank Holding Company Act. As a bank holding company, FCB will be subject to regulation under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and will be required to register as such with, and will be subject to examination by the FRB. Pursuant to the BHC Act, FCB will be subject to limitations on the kinds of business in which it can engage directly or through subsidiaries. It will be permitted to manage or control banks. Generally, however, it will be prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than five percent of any class of voting shares of an entity engaged in non-banking activities, unless the FRB finds such activities to be “so closely related to banking” as to be deemed “a proper incident thereto” within the meaning of the BHC Act.

The only activity in which FCB will be engaged immediately after the Reorganization will be the operation of the Bank. FCB has no present intention to engage in any other permitted activities. However, it may determine to engage in additional activities if it is deemed to be in the best interests of FCB.

Bank acquisitions by bank holding companies are also regulated. A bank holding company may not acquire more than five percent of the voting shares of another bank without prior approval of the FRB. The BHC Act subjects bank holding companies to minimum capital requirements. Regulations and policies of the FRB also require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. The FRB’s policy is that a bank holding company should stand ready to use available resources for assisting a subsidiary bank. Under certain conditions, the FRB may conclude that certain actions of a bank holding company, such as a payment of a cash dividend, would constitute an unsafe and unsound banking practice.

Financial Holding Companies and Financial Activities. The Gramm-Leach-Bliley Act established a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the BHC Act framework to permit a holding company system to engage in a full range of financial activities through qualification as a new entity known as a financial holding company. The Board of Directors of FCB has not determined whether to become a financial holding company, but it may consider such a conversion in the future if it appears to be in the best interest of FCB.

Dividends. No Virginia corporation may make any distribution to stockholders if, after giving it effect, (1) the corporation would not be able to pay its existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they become due in the usual course of business; or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

In a policy statement, the FRB has advised bank holding companies that it believes that payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. As a result of this policy, banks and their holding companies may find it difficult to pay dividends out of retained earnings from historical periods prior to the most recent fiscal year or to take advantage of earnings generated by extraordinary items such as sales of buildings or other large assets in order to generate profits to enable payment of future dividends.

The primary source of funds for payment of dividends by FCB to its stockholders will be the receipt of dividends and management fees from the Bank. FCB’s ability to receive dividends from the Bank will be limited by applicable law. The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution, depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. Federal law prohibits insured depository institutions from making capital distributions, including dividends, if after such transaction, the institution would be undercapitalized. A bank is undercapitalized for this purpose of its leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio are not at least 5%, 6% and 10%, respectively. See “ITEM 2: FORMATION OF BANK HOLDING COMPANY – Regulatory Capital Requirements” below.

The FRB has authority to prohibit a bank holding company from engaging in practices which are considered to be unsafe and unsound. Depending upon the financial condition of the Bank and upon other factors, the FRB could determine that the payment of dividends or other payments by FCB or the Bank might constitute an unsafe or unsound practice. Finally, any dividend that would cause a bank to fall below required capital levels could also be prohibited.

Regulatory Capital Requirements. State banks and bank holding companies are required to maintain a minimum risk capital ratio of 10% (at least 5% in the form of Tier 1 capital) of risk-weighted assets and off-balance sheets items. Tier 1 capital consists of common equity, noncumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries and excludes goodwill. Tier 2 capital consists of cumulative perpetual preferred stock, limited-life preferred stock, mandatory convertible securities, subordinated debt and (subject to a limit of 1.25% of risk-weighted assets) general loan loss reserves. In calculating the relevant ratio, a bank’s assets and off-balance sheet commitments are risk-weighted: thus, for example, most commercial loans are included at 100% of their book value while assets considered less risky are included at a percentage of their book value (e.g., 20% for interbank obligations and 0% for vault cash and U.S. treasury securities).

The Bank is and, after the Reorganization FCB will be, subject to leverage ratio guidelines as well. The leverage ratio guidelines require maintenance of a minimum ratio of 3% Tier 1 capital to total assets for the most highly rated organizations. Institutions that are less highly rated, anticipating significant growth or subject to other significant risks will be required to maintain capital levels ranging from 1% to 2% above the 3% minimum.

Recent federal regulation established five tiers of capital measurement ranging from “well capitalized” to “critically undercapitalized.” Federal bank regulatory authorities are required to take prompt corrective action with respect to inadequately capitalized banks. If a bank does not meet the minimum capital requirement set by its regulators, the regulators are compelled to take certain actions, which may include prohibition on payment of dividends to its holding company or requiring the adoption of a capital restoration plan which must be guaranteed by the bank’s holding company.

Cross-Institution Assessments. Any insured depository institution owned by FCB can be assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other depository institution owned by FCB.

Bank

The Bank is subject to various state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations, all of which shall continue to be applicable following the consummation of the Reorganization. The following is a brief summary of the material provisions of certain statutes, rules and regulations that will affect the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below.

General. The Bank is under the supervision of, and subject to regulation and examination by, the BFI and FRB. As such, the Bank is subject to various statutes and regulations administered by these agencies that govern, among other things, required reserves, investments, loans, lending limits, acquisitions of fixed assets, interest rates payable on deposits, transactions among affiliates and the Bank, the payment of dividends, mergers and consolidations, and establishment of branch offices. As noted previously, the Bank is a member of the Federal Reserve System. As such, the FRB, as the primary federal regulator of the Bank, has the authority to impose penalties, initiate civil and administrative actions, and take other steps to prevent the Bank from engaging in unsafe and unsound practices.

Mergers and Acquisitions. Under federal law, previously existing restrictions on interstate bank acquisitions were abolished effective September 29, 1995, and since such date bank holding companies from any state have been able to acquire banks and bank holding companies located in any other state. Effective June 1, 1997, the law allows banks to merge across state lines, subject to earlier “opt-in” or “opt-out” action by individual states. The law also allows interstate branch acquisitions and de novo branching if permitted by the “host state.” Effective July 1, 1995, Virginia adopted early “opt-in” legislation which permits interstate bank mergers. Virginia law also permits interstate branch acquisitions and de novo branching if reciprocal treatment is accorded Virginia banks in the state of the acquirer.

Although the above laws had the potential to have a significant impact on the banking industry, it is not possible for the management of the Bank to determine, with any degree of certainty, the impact such laws have had on the Bank.

Financial Services Legislation. On November 1, 1999, then President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”). The GLB Act implemented fundamental changes in the regulation of the financial services industry in the United States, further transforming the already converging banking, insurance and securities industries by permitting further mergers and affiliations which will combine commercial banks, insurers and securities firms under one holding company. Many of these changes are discussed above.

The provisions of the GLB Act have had a significant impact on the banking industry in general. However, it is not possible for the management of the Bank to determine, with any degree of certainty at this time, the impact that such provisions have had on the Bank and its operations.

Dividends. The amount of dividends payable by the Bank depends upon its earnings and capital position, and is limited by federal and state law, regulations and policy. In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under such law, no dividend may be declared or paid that would impair a bank’s paid-in capital. Each of the Commission and the FDIC have the general authority to limit dividends paid by the Bank if such payments are deemed to constitute an unsafe and unsound practice. In particular, Section 38 of the Federal Deposit Insurance Act (“FDIA”) would prohibit the Bank from making a dividend if it were “undercapitalized” or if such dividend would result in the institution becoming “undercapitalized.”

Under current supervisory practice, prior approval of the FRB is required if cash dividends declared in any given year exceed the total of the Bank’s net profits for such year, plus its retained profits for the preceding two years. In addition, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting current losses and bad debts. Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements.

Capital Requirements. The various federal bank regulatory agencies, including the FRB, have adopted risk-based capital requirements or assessing bank capital adequacy. Virginia chartered banks must also satisfy the capital requirements adopted by the BFI. The federal capital standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, as adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The minimum requirement for the ratio of total capital to risk-weighted assets (including certain off-balance sheet obligations, such as stand-by letter of credit) is 8.0%. At least half of the risk-based capital must consist of common equity, retained earnings and qualifying perpetual preferred stock, less deductions for goodwill and various other tangibles (“Tier 1 capital”). The hybrid capital instruments and other debt securities, preferred stock and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital.” The Tier 1 and total capital to risk-weighted asset ratio of the Bank as of December 31, 2005 were 9.13% and 11.36% respectively, exceeding the minimums required.

The FRB also has adopted regulations which supplement the risk-based guidelines to include a minimum leverage ratio of Tier 1 capital to quarterly average assets (“Leverage Ratio”) of 3%. The FRB has emphasized that the foregoing standards are supervisory minimums and that a banking organization will be permitted to maintain such minimum levels of capital only if it receives the highest rating under the regulatory rating system and the banking organization is not experiencing or anticipating significant growth. All other banking organizations are required to maintain a Leverage Ratio of at least 4.0% to 5.0% of Tier 1 capital. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The FRB continues to consider tangible Tier 1 Leverage Ratio is the ratio of a banking organization’s Tier 1 capital, less deductions for intangibles otherwise includable in Tier 1 capital, to total tangible assets. The Tier 1 leverage Ratio of the Bank as of December 31, 2005 was 6.98% well above the minimum requirement.

The Federal Financial Institutions Examination Council (FFIEC) establishes the guidelines which banks follow in preparing their quarterly Reports of Condition and Income (Call Report) which are filed with their respective supervisory agency. The guidelines in most respects follow accounting principles generally accepted in the United States of America (GAAP) in presenting the financial condition of each institution. An exception exists in the manner that recognition of deferred tax asset balances are treated for the purpose of calculating capital adequacy. In preparing the Call Report schedules dealing with regulatory capital, an institution can recognize only that portion of its deferred tax asset balance which equates to projected earnings for the ensuing

12- month period. Any amount in excess of that is disallowed when calculating the institution’s capital ratios. All capital ratios reported by the Bank following recognition of its deferred tax asset balance at June 30, 2003, will be in accordance with the Regulatory Accounting Principles (RAP) noted above. All other financial statements presented by the Bank, including all other Call Report presentations, will be in accordance with GAAP.

Section 38 of the FDIA, as amended by the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), requires that the federal banking agencies establish five capital levels for insured depository institutions – “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” – and requires or permits such agencies to take certain supervisory actions as an insured institution’s capital level falls.

Safety and Soundness. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” all such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

On December 19, 1991, FDICIA was enacted into law. FDICIA requires each federal banking regulatory agency to prescribe, by regulation or guideline, standards for all insured depository institutions and depository institution holding companies relating to (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; (vi) compensation, fees and benefits; and (vii) such other operational and managerial standards as the agency determines to be appropriate. On July 10, 1995, the federal banking agencies, including the FRB, adopted final rules and proposed guidelines concerning standards for safety and soundness required to be prescribed by regulation pursuant to Section 39 of the FDIA. In general, the standards relate to (1) operational and managerial matters; (2) asset quality and earnings; and (3) compensation. The operational and managerial standards cover (a) internal controls and information systems, (b) internal audit systems, (c) loan documentation, (d) credit underwriting, (e) interest rate exposure, (f) asset growth, and (g) compensation, fees and benefits.

Activities and Investments of Insured State-Chartered Banks. The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank’s total assets, (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors’, trustees’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions, and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. In addition, an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as “principal” in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity. The scope of permissible activities available to FDIC-insured, state charter banks may be expanded by the recently enacted financial services legislation. See “Regulation – Financial Services Legislation.”

Regulatory Enforcement Authority. Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

DISCUSSION OF RIGHTS OF HOLDERS OF FCB AND

THE BANK’S COMMON STOCK

Stockholders of the Bank will, upon consummation of the Reorganization, become stockholders of FCB. There may be certain differences between the rights of stockholders of a Virginia banking corporation and stockholders of a corporation organized under Virginia law. Stockholders should carefully consider these differences in law before deciding how to vote.

General

FCB will be incorporated under and subject to all the provisions of the Virginia Stock Corporation Act. The Bank is also incorporated under the Virginia Stock Corporation Act. Upon consummation of the Reorganization, except for those people who dissent from the Reorganization and perfect dissenters rights under Virginia law, the stockholders of the Bank will become stockholders of FCB.

Virginia corporations, including the Bank and FCB, are governed by the Virginia Stock Corporation Act and by their Articles of Incorporation and Bylaws.

The following discussion briefly summarizes the material rights of stockholders of the Bank and of FCB. This summary is not intended to be a complete statement of the rights of the Bank’s stockholders, but rather summarizes the more significant rights of such stockholders and certain important similarities. The summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Bank, the Articles of Incorporation and Bylaws of FCB and applicable laws and regulations. The following discussion also identifies any key differences between the rights of stockholders of FCB and of the Bank.

Declaration of Dividends

The Bank and FCB are each authorized to issue 5,000,000 shares of Common Stock, par value $4.00 per share and 2,000,000 shares of serial preferred stock, par value $4.00 per share (the “Preferred Stock”), which may be issued in series with such powers, designations and rights as may be established from time to time by their respective Board of Directors.

Common Stock

Holders of shares of the Bank’s and FCB’s Common Stock are entitled to receive dividends when and as declared by the respective Board of Directors out of funds legally available therefore. The Bank’s and FCB’s ability to pay dividends is dependent upon its earnings and financial condition and certain legal requirements. Upon the liquidation, dissolution or winding up of the Bank or FCB, whether voluntary or involuntary, holders of the Bank’s or FCB’s Common Stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets available for distribution. The dividend and liquidation rights of the Bank’s and FCB’s Common Stock will be subject to the rights of any Preferred Stock that may be issued and outstanding.

Holders of the Bank’s and FCB’s Common Stock are entitled to one vote per share on all matters submitted to stockholders. There are no cumulative voting rights in the election of Directors or preemptive rights to purchase additional shares of any class of the Bank’s or FCB’s capital stock. Holders of the Bank’s and FCB’s Common Stock have no conversion or redemption rights. The shares of Bank Common Stock presently outstanding are, and those shares of FCB’s Common Stock to be issued in connection with the Reorganization will be when issued, fully paid and nonassessable.

Preferred Stock

The respective Board of Directors of both the Bank and FCB, without shareholder approval, are empowered to authorize the issuance, in one or more series, of shares of Preferred Stock at such times, for such purposes and for such consideration as it may deem advisable. The respective Board of Directors of both the Bank and FCB also are authorized to fix before the issuance thereof the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of Preferred Stock.

The respective Board of Directors of both the Bank and FCB, without shareholder approval, may authorize the issuance of one or more series of Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, discourage an attempt by others to gain control of the Bank or, following the Reorganization, FCB.

The creation and issuance of any additional series of Preferred Stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of the Bank, then existing market conditions and other factors that, in the judgment of the applicable Board of Directors, might warrant the issuance of Preferred Stock.

Certain Protective Provisions

General. The Bank’s Articles of Incorporation and the Virginia Stock Corporation Act (the “Virginia SCA”) contain certain provisions designed to enhance the ability of the respective Board of Directors to deal with attempts to acquire control of the Bank. These provisions and the ability to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeovers which certain stockholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of Bank Common Stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of stockholders, and could potentially adversely affect the market price of Bank Common Stock. The Articles of Incorporation of FCB contain identical provisions that will provide the same protections and restrictions for FCB.

The following briefly summarizes protective provisions that are contained in the Bank’s Articles and provided by the Virginia SCA. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Bank’s Articles and the statutory provisions contained in the Virginia SCA. These same provisions will be contained in FCB’s Articles of Incorporation and will otherwise be applicable to the shares of FCB Common Stock to be issued in the Reorganization.

Supermajority Provision. The Bank’s Articles require certain fundamental corporate actions to be approved by the affirmative vote of the holders of a majority of the shares entitled to vote, provided that two-thirds of the members of the Board of Directors then in office have approved and recommended the approval of the proposed fundamental action. Such fundamental corporate actions include amendments to the Bank’s Articles of Incorporation, adoption of plans of merger or exchange, sales of all or substantially all of the Bank’s assets other than in the ordinary course of business and adoption of plans of merger or exchange, sales of all or substantially all of the Bank’s assets other than in the ordinary course of business and adoption of plans of dissolution (“Fundamental Actions”). In the absence of such approval and recommendation by the Board, the shareholder vote required for approval of Fundamental Actions is 80% of the shares entitled to vote on the matter. These same provisions will be contained in FCB’s Articles of Incorporation and otherwise be applicable to the shares of FCB Common Stock to be issued in the Reorganization.

Staggered Board Terms. The Bank’s Articles of Incorporation provide that the Board of Directors of the Bank be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years and until their successors are elected and qualified. Vacancies occurring in the Board of Directors of the Bank by reason of an increase in the number of directors may be filled by the Board of Directors, and any Directors so chosen shall hold office until the next election of Directors by the stockholders. Any other vacancy in the Board of Directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors and any Directors so chosen shall hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified. Pursuant to the Articles of Incorporation, Directors of the Bank may be removed only for cause and only by a vote of the holders of two-thirds of the outstanding shares entitled to vote. These same provisions will be contained in FCB’s Articles of Incorporation and will otherwise be applicable to shared FCB Common Stock to be issued in the Reorganization.

State Anti-Takeover Statutes. The Virginia SCA includes two anti-takeover statutes, the Affiliated Transactions Statute and the Control Shares Acquisitions Statute. These statutes would be available to the Bank or following the Reorganization, FCB, only if the Bank or FCB, as applicable, at the time of the transaction has 300 or more shareholders of record, as described below.

The Affiliated Transactions Statute restricts certain transactions (“affiliated transactions”) between a Virginia corporation having more than 300 shareholders of record and a beneficial owner of more than 10% of any class of voting stock (an “interested shareholder”). An “affiliated transaction” is defined in the Virginia SCA as any of the following transactions with or proposed by an interested shareholder: a merger; a share exchange; certain dispositions of assets or guaranties of indebtedness other than in the ordinary course of business; certain significant securities issuances; dissolution of the corporation; or reclassification of the corporation’s securities. Under the statute, an affiliated transaction generally requires the approval of a majority of disinterested directors and two-thirds of the voting shares of the corporation other than shares owned by an interested shareholder during a three-year period commencing as of the date the interested shareholder crosses the 10% threshold. This special voting provision does not apply if a majority of disinterested directors approved the acquisition of the more than 10% interest in advance. After the expiration of the three-year moratorium, an interested shareholder may engage in an affiliated transaction only if it is approved by a majority of disinterested directors or by two-thirds of the outstanding shares held by disinterested shareholders, or if the transaction complies with certain fair price provisions. This special voting rule is in addition to, and not in lieu of, other voting provisions contained in the Virginia SCA and the Bank’s or FCA’s Articles of Incorporation.

The Control Share Acquisitions Statute provides that, with respect to Virginia corporations having 300 or more shareholders of record, shares acquired in a transaction that would cause the acquiring person’s aggregate share ownership to meet or exceed any of three thresholds (20%, 33-1/3% or 50%) have no voting rights unless such rights are granted by a majority vote of the shares not owned by the acquiring person or any officer or employee-director of the corporation. The statute sets out a procedure whereby the acquiring person may call a special shareholder’s meeting for the purpose of considering whether voting rights should be conferred. Acquisitions pursuant to a tender or exchange offer arising out of an agreement to which the corporation is a party are exempt from the statute.

Liability and Indemnification of Officers and Directors

The Articles of Incorporation of the Bank and FCB both contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to the Bank or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

The Articles of Incorporation require indemnification of any person against liability incurred in connection with any proceeding to which that person is made a party by reason of (i) his service to the Bank or FCB, as applicable, as a director or officer or (ii) his service as director, officer, trustee, or partner to some other enterprise at the request of the Bank or FCB, as applicable, except in the event of willful misconduct or a knowing violation of the criminal law. The Articles of Incorporation also authorize the Bank’s or FCB’s Board of Directors, as applicable, to contract in advance to indemnify any director or officer by a majority vote of a quorum of disinterested directors.

Dissenters Rights in Mergers and Other Reorganizations

Under the Virginia Act, and subject to certain limitations, a dissenting stockholder of a corporation participating in certain transactions may, under varying circumstances and subject to a specified procedural requirements, receive cash in the amount of fair market value of his or her shares in lieu of the consideration he or she would otherwise receive under the terms of the transaction. These transactions include a merger, consolidation or share exchange, certain amendments to the corporation’s articles of organization or bylaws, or a sale of substantially all of the corporation’s property.

RECOMMENDATION OF THE BOARD OF DIRECTORS

In the opinion of the Bank’s Board of Directors, a bank holding company structure will provide the Bank with certain advantages in comparison to the Bank’s present corporate structure. These advantages include the possibility of raising additional capital through the issuance of trust preferred securities, flexibility in borrowing additional funds, the ability to repurchase securities, the possibility of business expansion through the acquisition of other financial institutions, and flexibility in acquiring or establishing other businesses related to banking. All of these actions would be subject to applicable regulatory requirements.

The Board of Directors intends to vote all proxies held by it in favor of approving the reorganization and the formation of FCB as the Bank’s holding company (unless stockholders direct otherwise). Because the transaction was approved by more than two-thirds (2/3) of the members of the Bank’s Board of Directors, approval of the proposal to form a holding company for the Bank requires an affirmative vote of the holders of a majority of the total outstanding shares of Bank Common Stock.

THE BOARD RECOMMENDS UNANIMOUSLY A VOTE “FOR” THE FORMATION OF FCB AND THE REORGANIZATION OF THE BANK INTO A BANK HOLDING COMPANY

PROPOSAL NO. 3

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In 2005, First Capital Bank engaged the accounting firm of Cherry Bekaert & Holland, L.L.P. to audit its financial statements for 2005.

Audit Fees

The following table sets forth the professional fees paid to Cherry Bekaert & Holland, L.L.P by First Capital Bank for professional services rendered for the calendar years 2005 and 2004:

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	2005	2004
Audit Fees (1)	$33,000	$24,400
Tax Fees (2)	3,550	3,100

Total Fees	$36,550	$27,500

(1)	These are fees paid for professional services rendered for the audit of the Bank’s annual financial statements and for the reviews of the financial statements included in the Bank’s quarterly reports on Form 10-QSB.
(2)	These are fees paid on professional services rendered for the preparation of the Bank’s tax return.

Financial Information Systems Design and Implementation Fees and All Other Fees

No fees for professional services were billed to First Capital by Cherry, Bekaert & Holland during the fiscal year ended December 31, 2005, except for the fees described above. The Audit Committee pre-approved the audit and tax services.

At the stockholders meeting, a vote will be taken on a proposal by the Board of Directors to ratify the appointment of Cherry Bekaert & Holland as independent auditors for the year ending December 31, 2006. Ratification will require the affirmative vote of a majority of the common Stockholders present at the meeting.

Representatives of Cherry Bekaert & Holland are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CHERRY BEKAERT & HOLLAND AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE YEAR ENDING DECEMBER 31, 2006.

OTHER MATTERS

Management does not know of any other business to be presented to the meeting except for matters incident to the conduct of the meeting. The persons named in the accompanying proxy will vote in accordance with the specifications on the proxy form and will vote in accordance with their best judgment on any other matters which properly come before the meeting.

STOCKHOLDER PROPOSALS

Subject to the rules of the Exchange Act, any stockholder who intends to submit a proposal for action at the annual meeting of stockholders must be a record or beneficial owner of at least one percent (1%) or $2,000 in market value of securities entitled to be voted at the meeting and must have held such securities for at least one year. Further, the stockholder must continue to own such securities through the date on which the meeting is held. Currently, the 2006 Annual Meeting of Stockholders is scheduled to be held on May 16, 2006, and this Proxy Statement and Prospectus is scheduled to be mailed on April 14, 2006. To be considered for inclusion in the proxy material for the 2006 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of First Capital Bank at 4222 Cox Road, Suite 200, Glen Allen, Virginia 23060 on or before December 15, 2006.

Appendix I

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Reorganization Agreement”) dated as of                     , 2006, is made and entered into by and between First Capital Bank (“Bank”), a Virginia banking corporation, and First Capital Bancorp, Inc., a Virginia corporation (“FCB”), as follows:

Section 1. Outstanding Shares, Option and Warrants.

(a) Bank is a Virginia bank corporation. Bank has 5,000,000 authorized shares of common stock, par value $4.00 per share, of which 1,796,021 are issued and outstanding and of which 204,375 are subject to outstanding stock options. Bank also has 2,000,000 authorized shares of preferred stock, par value $4.00 per share, none of which are issued and outstanding.

(b) FCB is a Virginia corporation. FCB has 5,000,000 authorized shares of common stock, $4.00 par value, of which 1,500 are issued and outstanding. All of the outstanding shares of common stock of FCB are owned in equal amounts by Joseph C. Stiles, Jr., Grant S. Grayson, Gerald Yospin, Richard W. Wright, Robert G. Watts, Jr. and Gerald Blake. FCB also has 2,000,000 authorized shares of preferred stock, par value $4.00 per share, none of which are issued or outstanding.

Section 2. The Exchange.

Pursuant to applicable law, the outstanding shares of common stock of Bank shall be exchanged for shares of common stock of FCB (the “Exchange”), as a result of which Bank shall become a wholly-owned subsidiary of FCB. Following the Exchange, and as a result thereof, all of the outstanding shares of common stock of Bank will be owned by FCB.

Section 3. Stock and Options.

(a) Stock of FCB. On the Effective Date, each share of common stock of FCB issued and outstanding immediately prior to the Effective Date shall be repurchased by FCB for $1.00 per share.

(b) Stock and Options of Bank. On the Effective Date: (i) each share of common stock of Bank issued and outstanding immediately prior to the Effective Date shall, by virtue of the Exchange, be deemed to be exchanged for the right to receive one share of fully paid and nonassessable common stock of FCB in accordance with the provisions of Paragraph 3(c) hereof, and (ii) each option to acquire shares of common stock of Bank (“Bank Option”) issued and outstanding immediately prior to the Effective Date shall, by virtue of the Exchange, be deemed to be exchanged for and converted into an option to acquire shares of commons stock of FCB on the same terms and conditions as the Bank Option in accordance with the provisions of Paragraph 3(c) hereof and agreements representing options to acquire shares of the common stock of Bank shall represent solely options to acquire shares of FCB. In connection with the foregoing, each share of common stock of the Bank issued and outstanding immediately prior to the Effective Date shall, by virtue of the Exchange, be owned by FCB following the Effective Date.

(c) Exchange of Stock and Options of Bank. On the Effective Date or as soon as practicable thereafter, the following actions shall be taken to effectuate the exchange specified in Paragraph 3(b) hereof:

(i) The holders of common stock of Bank of record immediately prior to the Effective Date shall be allocated and entitled to receive for each share of common stock of Bank then held by them one share of common stock of FCB.

(ii) Subject to the provisions of Paragraph 3(c)(iii) hereof, FCB shall issue to the stockholders of Bank the shares of common stock of FCB which said stockholders are entitled to receive hereunder.

(iii) Thereafter, outstanding certificates representing shares of common stock of Bank shall represent shares of the common stock of FCB and such certificates may, but need not, be exchanged by the holders thereof for new certificates for the appropriate number of shares of FCB. Furthermore, the shares of common stock of the Bank outstanding as of the Effective Date shall, by virtue of the Exchange, be owned by FCB.

(iv) The holders of Bank Options immediately prior to the Effective Date shall be allocated and entitled to receive for each Bank Option then held by them one option to acquire shares of the common stock of FCB on the same terms and conditions as the Bank Option.

(v) Subject to the provisions of Paragraph 3(c)(vi) hereof, FCB shall grant to the holders of Bank Options the options of FCB which they are entitled to receive hereunder.

(vi) Thereafter, outstanding agreements representing Bank Options shall represent agreements to acquire shares of the common stock of FCB and such agreements may, but need not, be exchanged by the holders thereof for new agreements for the appropriate number of options for shares of FCB.

(e) Stock Option Plan of Bank. On the Effective Date and thereafter (i) Bank’s 2000 Stock Option Plan (the “Plan”) shall be assumed and restated by FCB on the same terms and conditions applicable to the Plan on the Effective Date; (ii) all shares of common stock of Bank under the Plan which remain available on the Effective Date for issuance of options shall be converted into the same number of shares of common stock of FCB and shall be available for future option grants made by FCB; and (iii) any options thereafter granted pursuant to the Plan shall be options granted by FCB and shall relate to the common stock of FCB.

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Section 4. Approvals.

(a) Stockholder Approvals. This Reorganization Agreement shall be submitted to the stockholders of FCB and Bank for ratification and confirmation to the extent required by, and in accordance with, applicable provisions of law.

(b) Regulatory Approvals. Each of the parties hereto shall proceed expeditiously and cooperate fully in procuring all other consents and approvals, and in satisfying all other requirements, prescribed by law or otherwise, necessary or desirable for the Exchange to be consummated. The obligations of each of the parties to consummate the Exchange shall be subject to the receipt, on or before the Effective Date, of all required regulatory consents and approvals.

Section 5. Articles of Incorporation and By-Laws.

(a) After the Effective Date, the Articles of Incorporation and By-Laws of FCB shall remain in full force and effect in the same form in which they exist on the Effective Date. It is the intention of the parties that the Exchange will be treated as a tax fee organization pursuant to Section 368 of the Internal Revenue Code.

(b) After the Effective Date, the Articles of Incorporation and By-Laws of Bank shall remain in full force and effect in the same form in which they exist on the Effective Date.

Section 6. Effect of Exchange and Effective Date.

The effective date of the Exchange (the “Effective Date”) shall be a date chosen by the Bank and FCB after receipt of all required approvals. The effect of the Exchange provided for herein shall be as prescribed by law.

Section 7. Officers and Directors.

(a) The officers and directors of Bank holding office on the Effective Date shall be the officers and directors of Bank after the Effective Date, until death, resignation or removal as provided by law or until the election and qualification of their respective successors.

(b) The officers and directors of FCB holding office on the Effective Date shall be the officers and directors of FCB after the Effective Date, until death, resignation or removal as provided by law or until the election and qualification of their respective successors.

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Section 8. Further Acts.

The parties, shall from time to time, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this Reorganization Agreement.

IN WITNESS WHEREOF the parties have executed this Reorganization Agreement as of the date first written above.

FIRST CAPITAL BANCORP, INC.

By:
Name:
Title:

FIRST CAPITAL BANK

By:
Name:
Title:

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APPENDIX II

§ 13.1-729. Definitions.

In this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof. For purposes of subdivision B 4 of § 13.1-730, a person is deemed to be an affiliate of its senior executive officers.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

“Fair value” means the value of the corporation’s shares determined:

a. Immediately before the effectuation of the corporate action to which the shareholder objects;

b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

“Senior executive officer” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means both a record shareholder and a beneficial shareholder.

(1985, c. 522; 1992, c. 575; 2005, c. 765.)

§ 13.1-730. Right to appraisal.

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

5. Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

b. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executive officers, directors and beneficial shareholders owning more than 10 percent of such shares.

2. The applicability of subdivision 1 of this subsection shall be determined as of:

a. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders.

3. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

4. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where:

a. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

(1) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

(2) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

b. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

5. For the purposes of subdivision 4 of this subsection only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

D. A shareholder may not challenge a completed corporate action described in subsection A, unless such corporate action:

1. Was not effectuated in accordance with the applicable provisions of Articles 11 (§ 13.1-705 et seq.), 12 (§ 13.1-715.1 et seq.) or 13 (§ 13.1-723 et seq.) of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

2. Was procured as a result of fraud or material misrepresentation.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 1986,

c. 540; 1988, c. 442; 1990, c. 229; 1992, c. 575; 1996, c. 246; 1999, c. 288; 2005, c. 765.)

§ 13.1-731. Assertion of rights by nominees and beneficial owners.

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

§ 13.1-732. Notice of appraisal rights.

A. If proposed corporate action described in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article.

If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation’s position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

(1985, c. 522; 2005, c. 765.)

§ 13.1-733. Notice of intent to demand payment.

A. If proposed corporate action requiring appraisal rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A is not entitled to payment under this article.

(Code 1950, §§ 13-85, 13.1-75,13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

§13.1 -734. Appraisal notice and form.

A. If proposed corporate action requiring appraisal rights under § 13,1-730 becomes effective, the corporation shall deliver a written appraisal notice and form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and shall:

1. Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights certify (i) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and that the shareholder did not vote for the transaction;

2. State:

a. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

b. A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation’s estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the forms by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

3. Be accompanied by a copy of this article.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

§ 13.1-735.

Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-735.1. Perfection of rights; right to withdraw.

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to § 13.1-738. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

(2005, c. 765.)

§ 13.1-736.

Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-737. Payment.

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

2. A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this article.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

§ 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it must, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1- 739 shall be deemed to have accepted the corporation’s offer.

C. Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

(1985, c. 522; 2005, c. 765.)

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

§ 13.1-740. Court action.

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

§ 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)